For Immediate Release

July 31, 2018

Cummins Announces Second Quarter Results; Updates Outlook for 2018

•	Second quarter revenues of $6.1 billion

•	GAAP[1] Net Income of $545 million and Diluted EPS of $3.32

•	EBITDA of $0.9 billion or 14.6 percent of sales

•	Full year revenues expected to increase 15 to 17 percent

•	EBITDA is expected to be in the range of 14.8 to 15.2 percent of sales

•	The Company finalized its plans for a previously disclosed product campaign, resulting in a charge of $181 million or $0.85 per diluted share in the second quarter

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the second quarter of 2018.

Second quarter revenues of $6.1 billion increased 21 percent from the same quarter in 2017 and reached a new quarterly record. The Company delivered growth in most major markets as demand for trucks, construction, mining and power generation equipment all improved. Currency favorably impacted revenues by 1 percent.

Sales in North America improved by 22 percent while international revenues increased by 18 percent led by growth in China, Europe and Latin America.

“As a result of strong customer demand for our products, solid execution from our global manufacturing and supply chain teams and continued focus on cost reduction, the Company delivered record quarterly sales and earnings per share in the second quarter,” said Chairman and CEO Tom Linebarger. “We are on track to deliver record full year sales, earnings and cash flow. The Company now plans to return 75 percent of Operating Cash Flow to shareholders in the form of dividends and share repurchases in 2018, up from our previous plan to return 50 percent.”

During the second quarter, the Company finalized its plans for a previously disclosed product campaign and recorded a pre-tax charge of $181 million for the expected costs of the campaign. This campaign will address the performance of an aftertreatment component in certain on-highway products produced between 2010 and 2015 in North America. The Company has reached agreement with the appropriate regulatory agencies regarding our planned actions to execute the campaign and has provided in full for the estimated costs.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the second quarter were $897 million, or 14.6 percent of sales, up from $764 million or 15.0 percent of sales a year ago.

Net income attributable to Cummins in the second quarter was $545 million ($3.32 per diluted share), compared to net income of $424 million ($2.53 per diluted share) in the second quarter of 2017.

Based on the current forecast, Cummins expects full year 2018 revenues to be up 15 to 17 percent, compared to prior guidance of up 10 to 14 percent. EBITDA is projected to be in the range of 14.8 to 15.2 percent of sales, down from 15.4 to 15.8 percent of sales and reflects approximately $100 million of expense associated with trade tariffs and increased commodity costs in the second half of the year.

Recent Highlights:

•	Cummins announced that it is acquiring Silicon Valley-based Efficient Drivetrains, Inc. (EDI), which designs and produces hybrid and fully- electric power solutions for commercial vehicle markets.

•	DiversityInc named Cummins one of the Top 50 Companies for Diversity for a 12th consecutive year. Cummins ranked No. 12 on the 2018 annual list, which included more than 1,000 participating companies.

•
Cummins and Anhui Jianghuai Automobile Co. Ltd. (JAC Motors) announced that the two parties will form a 50:50 joint-venture after Cummins purchases Navistar’s 50 percent equity of the JAC-Navistar Diesel Engine Company (JND).

•	The Company returned $393 million to shareholders in the form of dividends and share repurchases in the second quarter, and recently raised its quarterly dividend by 5.6 percent.

Second quarter 2018 detail (all comparisons to same period in 2017)

Engine Segment

•	Sales - $2.7 billion, up 17 percent.

•	Segment EBITDA - $362 million, or 13.4 percent of sales, compared to $323 million or 14.0 percent of sales

•	Segment EBITDA reflects a charge of $91 million related to the expected costs of a previously disclosed product campaign

•	Revenues increased by 12 percent in North America and 32 percent in international markets.

Distribution Segment

•	Sales - $2.0 billion, up 16 percent

•	Segment EBITDA - $145 million, or 7.3 percent of sales, compared to $127 million or 7.4 percent of sales

•	Revenues in North America increased by 22 percent and international sales grew by 8 percent

Components Segment

•	Sales - $1.9 billion, up 30 percent

•	Segment EBITDA - $237 million, or 12.6 percent of sales, compared to $228 million or 15.7 percent of sales

•	Segment EBITDA reflects a charge of $90 million related to the expected costs of a previously disclosed campaign to address the performance of an aftertreatment component

•	The Eaton Cummins Automated Transmission joint venture recorded sales of $141 million and an EBITDA loss of $4 million in the second quarter

•	Revenues in North America increased by 36 percent, and international sales grew by 22 percent

Power Systems Segment

•	Sales - $1.2 billion, up 23 percent

•	Segment EBITDA - $186 million, or 14.9 percent of sales, compared to $90 million, or 8.8 percent of sales

•	Revenues in North America increased by 30 percent and international sales grew 18 percent

•	Increased demand in power generation, mining and oil and gas markets drove the growth in sales

Electrified Power Segment

•	Sales - $1 million

•	Segment EBITDA loss - $21 million

1 Generally Accepted Accounting Principles

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service a broad portfolio of power solutions. The company’s products range from diesel and natural gas engines to hybrid and electric platforms, as well as related technologies, including battery systems, fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 58,600 people committed to powering a more prosperous world. Cummins serves customers in approximately 190 countries and territories through a network of approximately 500 company-owned and independent distributor locations and approximately 7,500 dealer locations. Cummins earned about $1 billion on sales of $20.4 billion in 2017. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twittter.com/cummins and on YouTube at www.youtube.com/cumminsinc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues and EBITDA percentage for the full year of 2018. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: (i) a sustained slowdown or significant downturn in our markets; (ii) our truck manufacturing and OEM customers discontinuing outsourcing their engine needs; (iii) the development of new technologies; (iv) the discovery of any significant additional problems with our engine platforms or aftertreatment systems in North America; (v) performance or safety-related recalls; (vi) lower than anticipated market acceptance of our new or existing products or services; (vii) a slowdown in infrastructure development and/or depressed commodity prices; (viii) unpredictability in the adoption, implementation and enforcement of increasingly stringent emissions standards around the world; (ix) our reliance on significant earnings from investees that we do not directly control; (x) the adoption and impact of new tax legislation; (xi) potential security breaches or other disruptions to our information technology systems and data security; (xii) financial distress or a change-in-control of one of our large truck OEM customers; (xiii) our pursuit of strategic acquisitions and divestitures; and (xiv) other risks detailed from time to time in our Securities and Exchange Commission filings, particularly in the Risk Factors section of our 2017 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at
http://www.cummins.com in the Investor Relations section of our website.

Presentation of Non-GAAP Financial Information
EBITDA is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBITDA is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at  www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.